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                                                                    Exhibit 23.1


                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-92281 and No. 333-42722) of HealthCentral.com of our report dated February 1, 2000, except as to the pooling of interests with Vitamins.com, Inc. which is as of June 16, 2000 and Note 2 which is as of February 1, 2001 and of our report dated February 1, 2000, except as to the pooling of interests with Vitamins.com, Inc. which is as of June 16, 2000, relating to the consolidated financial statements appearing in this Current Report on Form 8-K.




/s/ PricewaterhouseCoopers LLP
San Jose, California
February 22, 2001